Exhibit 10.2

8X8, INC.
EXECUTIVE CHANGE-IN-CONTROL
AND SEVERANCE POLICY

(Amended and Restated Effective as of October 1, 2017)

i

8X8, INC.
EXECUTIVE CHANGE-IN-CONTROL
AND SEVERANCE POLICY

1.   INTRODUCTION

This Executive Change-in-Control and Severance Policy (the "Policy") is established by 8x8, Inc., effective as of June 19, 2015, and hereby amended and restated effective as of October 1, 2017, to provide for the payment of certain benefits in connection with certain terminations of an Executive's employment, including in connection with a potential Change-in-Control of the Company.

2.   DEFINITIONS

2.1   Administrator. For purposes of this Policy, "Administrator" means the person(s) designated by the Board or the Committee as the administrator of this Policy.

2.2   Board. For purposes of this Policy, the "Board" means the Board of Directors of the Company.

2.3   Cause. For purposes of this Policy, "Cause" means Executive's:

  willful failure to attend to Executive's duties that is not cured by Executive within 30 days of receiving written notice from the CEO (or, in the case of the CEO, from the Board) specifying such failure;

  material breach of Executive's employment agreement that is not cured by Executive within 30 days of receiving written notice from the CEO (or, in the case of the CEO, from the Board) specifying such breach;

  conviction of (or plea of guilty or nolo contendere to) any felony or a misdemeanor involving theft, embezzlement, dishonesty or moral turpitude; or

  misconduct resulting in material harm to the Company's business or reputation, including fraud, embezzlement, misappropriation of funds or a material violation of the Executive's Confidential Information, Non-Disclosure and Invention Assignment Agreement.

2.4   Change-in-Control. For purposes of this Policy, "Change-in-Control" means the consummation of any of the following corporate transactions:

  an acquisition in one or more related transactions of 45% or more of the Company's common stock or voting securities by a "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding the Company, any employee benefit plan of the Company and any corporation controlled by the Company's stockholders) or multiple "persons" acting as a group;

  a complete liquidation or dissolution of the Company;

  a sale, transfer or other disposition of all or substantially all of the Company's assets; or

  a merger, consolidation or reorganization (collectively, a "Business Combination") other than a Business Combination in which (i) the stockholders of the Company receive 50% or more of the stock of the corporation resulting from the Business Combination and (ii) at least a majority of the board of directors of such resulting corporation were incumbent directors of the Company immediately prior to the consummation of the Business Combination and (iii) after which no individual, entity or group (excluding any corporation or other entity resulting from the Business Combination or any employee benefit plan of such corporation or of the Company) who did not own 45% or more of the stock of the resulting corporation or other entity immediately before the Business Combination owns 45% or more of the stock of such resulting corporation or other entity.

2.5   Code. For purposes of this Policy, "Code" means the Internal Revenue Code of 1986, as amended.

2.6   Committee. For purposes of this Policy, "Committee" means the Compensation Committee of the Board.

2.7   Company. For purposes of this Policy, "Company" means 8x8, Inc., a Delaware corporation, and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of 8x8, Inc.

2.8   Constructive Termination. For purposes of this Policy, "Constructive Termination" means the termination of Executive's employment (a) by the Company other than for Cause or Disability or (b) by the Executive for Good Reason.

2.9   Disability. For purposes of this Policy, "Disability" means a physical or mental impairment for which the Executive qualifies for benefits under the Company's long-term disability program, as it may be amended from time to time.

2.10   Equity Award. For purposes of this Policy, "Equity Award" means each incentive award relating to the Company's common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, performance units or other similar awards).

2.11   Executive. For purposes of this Policy, "Executive" means any one of the following individuals holding such office as of October 1, 2017: the Company's Chief Executive Officer, any officer classified by the Company as an Executive Vice President, and any officer classified by the Company as a Senior Vice President.

2.12   Good Reason. For purposes of this Policy, "Good Reason" means the occurrence of any of the following conditions without Executive's consent, but only if such condition is reported by the Executive within 90 days of Executive's knowledge of such condition and remains uncured 30 days after written notice from Executive to the Board of said condition:

  a material reduction in Executive's then-current base salary or annual target bonus (expressed as a percentage of Executive's then-current base salary), except for a reduction proportionate to reductions concurrently imposed on all other members of the Company's executive management;

  a material reduction in Executive's then-current employee benefits package, taken as a whole, except for a reduction proportionate to reductions concurrently imposed on all other members of the Company's executive management;

  a material reduction in Executive's responsibilities with respect to the Company's overall operations, such that continuity of responsibilities with respect to business operations existing prior to a corporate transaction will serve as a material reduction in responsibilities if such business operations represent only a subsidiary or business unit of the larger Company after the corporate transaction;

  a material reduction in the responsibilities of the Executive's direct report, including a requirement for the Chief Executive Officer to report to another officer as opposed to the Company's Board or a requirement for an Executive Vice President or Senior Vice President to report to any officer other than the Company's Chief Executive Officer;

  a material breach by the Company of any material provision of Executive's employment agreement;

  a requirement that Executive relocate Executive's Company office to a location more than 35 miles from Executive's then-current Company office location, unless such office relocation results in the distance between the new office and Executive's home being closer or equal to the distance between the prior office and Executive's home;

  a failure of a successor or transferee to assume the Company's obligations under this Policy; or

  a failure to nominate Executive for election as a Board director if at the proper time for nomination, the Executive is a Board member.

2.13   In Connection with a Change-in-Control. For purposes of this Policy, a termination of Executive's employment will be "in Connection with a Change-in-Control" if Executive's employment terminates at any time within three months before, on or within 12 months following a Change-in-Control.

2.14   2017 Policy. For purposes of this Policy, "2017 Policy" means the 8x8, Inc. 2017 Executive Change-in-Control and Severance Policy effective as of October 1, 2017.

2.15   Transaction Price. For purposes of this Policy, "Transaction Price" means the per share consideration paid pursuant to the transaction(s) constituting the Change-in-Control.

2.16   Stock Performance-Based Equity Award. For purposes of this Policy, "Stock Performance-Based Equity Award" means each Equity Award with vesting conditioned all or in part on the per share fair market value of the Company's common stock exceeding one or more target levels.

2.17   TSR Performance-Based Equity Award. For purposes of this Policy, "TSR Performance-Based Equity Award" means each Equity Award with vesting conditioned all or in part on the relative appreciation of the per share fair market value of the Company's common stock versus one or more other publicly-traded securities.

2.18   Time-Based Equity Award. For purposes of this Policy, "Time-Based Equity Award" means each Equity Award that generally vests based only on Executive's service to the Company over a specified time period.

3.   CHANGE-IN-CONTROL BENEFITS

If Executive is either employed at the time of a Change-in-Control or experiences a Constructive Termination in Connection with a Change-in-Control, Executive will receive the following change-in-control benefits from the Company:

3.1   Stock Performance-Based Equity Awards. Executive will be deemed to have satisfied the performance vesting condition for 100% of Company shares covered by Executive's outstanding Stock Performance-Based Equity Award(s) that (i) were granted prior to the Change-in-Control and (ii) have a target Company share price for vesting purposes equal to or less than the Transaction Price. The effective date of the foregoing vesting credit will be the date of the Change-in-Control. Any such Stock Performance-Based Equity Awards will continue to vest in accordance with any service-based vesting condition specified in the award agreement(s), except as otherwise provided by Article 4 of this Policy.

3.2   TSR Performance-Based Equity Awards. Executive will be deemed to have satisfied the performance vesting condition for that percentage of the Company shares covered by Executive's TSR Performance-Based Equity Award determined by applying the formula set forth in the award agreement as if (a) the last day of each performance measurement period specified in such agreement were the date of the Change-of-Control and (b) the fair market value of the Company's common stock on such date were the Transaction Price provided, however, that no vesting credit under this Section 3.2 will apply to Executive's TSR Performance-Based Award(s) first granted after the Change-in-Control. The effective date of the foregoing vesting credit will be the date of the Change-in-Control. Any such TSR Performance-Based Equity Awards will continue to vest in accordance with any service-based vesting condition specified in the award agreement(s), except as otherwise provided by Article 4 of this Policy.

4.   CHANGE-IN-CONTROL SEVERANCE BENEFITS

If Executive experiences a Constructive Termination in Connection with a Change-in-Control, Executive will receive the following severance benefits from the Company.

4.1   Earned Amounts. Executive will receive all compensation that is earned but unpaid as of the date of termination, including salary, commissions and accrued but unused paid time off and vacation.

4.2   Cash Severance. Executive will receive a single lump sum severance payment equal to the sum of the percentage of Base Salary and Bonus set forth in the Benefit Schedules applicable to Executive's job title tier. This lump sum payment will be made within 60 days following termination of employment.

4.3   Time-Based Equity Awards. Executive will vest in 100% of Executive's outstanding Time-Based Equity Awards effective as of the Executive's date of termination (or, if later, the date of the Change-in-Control).

4.4   Benefits. For a period of 12 months following the date of termination, (i) Executive will on a monthly basis receive reimbursement of the full premium amount (less withholding taxes) charged under the Consolidated Omnibus Budget Reconciliation Act for continuation of Executive's group health insurance in effect as of the date of termination and (ii) Executive will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any Company group medical, dental, life, disability or other group insurance plans, as well as under the Company's, educational assistance, holiday, and other benefit plans and policies.

4.5   Performance-Based Equity Awards. Executive will fully vest in all shares covered by outstanding Stock Performance-Based Equity Awards and TSR Performance-Based Equity Awards for which the performance condition was deemed satisfied pursuant to Article 3 of this Policy. Executive will also receive this vesting acceleration benefit upon a Constructive Termination that occurs more than 12 months after a Change-in-Control (i.e., after such termination is no longer considered to be "in connection with a Change-in-Control").

5.   SEVERANCE BENEFITS NOT IN CONNECTION WITH A CHANGE-IN-CONTROL

If Executive experiences a Constructive Termination during any time period not addressed by Article 4 of this Policy or terminates due to death or Disability at any time, Executive will receive the following severance benefits from the Company.

5.1   Earned Amounts. Executive will receive all compensation that is earned but unpaid as of the date of termination, including salary, commissions and accrued but unused paid time off and vacation.

5.2   Cash Severance. Executive will receive a single lump sum severance payment equal to the sum of the percentage of Base Salary and Bonus set forth in the Benefit Schedules applicable to Executive's job title tier. This lump sum payment will be made within 60 days following termination of employment.

5.3   Time-Based Equity Awards. Executive will vest in that portion (if any) of Executive's outstanding Time-Based Equity Awards set forth in the Benefit Schedules applicable to Executive's job title tier, effective as of the Executive's date of termination (or, if later, the date of the Change-in-Control).

5.4   Benefits. For the period set forth in the Benefit Schedules applicable to Executive's job title tier, (i) Executive will receive payment of the full premium amount (less withholding taxes) charged under the Consolidated Omnibus Budget Reconciliation Act for continuation of Executive's group health insurance in effect as of the date of termination and (ii) Executive will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any Company group medical, dental, life, disability or other group insurance plans, as well as under the Company's, educational assistance, holiday, and other benefit plans and policies.

5.5   Performance-Based Equity Awards. Executive will receive no acceleration of outstanding Stock Performance-Based Equity Awards and TSR Performance-Based Equity Awards.

6.   CONDITIONS FOR PAYMENT OF SEVERANCE

6.1   Release of Claims. The payment of any severance or other benefits pursuant to Articles 3, 4 or 5 of this Policy will be subject to Executive signing and not revoking a release of claims agreement in a form approved by the Company, and such release becoming effective and irrevocable within 60 days of Executive's termination or such earlier deadline required by the release. Any severance amounts or benefits otherwise payable within 60 days of Executive's termination shall be paid on the 60th day following Executive's termination. If the release does not become effective within the time period set forth above, Executive will forfeit all rights to severance payments and benefits under this Policy.

6.2   Confidentiality. The payment of any severance or other benefits pursuant to Articles 3, 4 or 5 of this Policy will be subject to Executive's adherence to Executive's Confidential Information, Non-Disclosure and Invention Assignment Agreement (and/or any similar agreement as the Company and Executive may enter into from time to time).

7.   COORDINATION WITH OTHER BENEFITS

7.1   Existing Severance Benefits. Any Executive that is, at the time this Policy is first adopted, subject to an employment agreement providing for severance and/or change-in-control benefits will be subject to, and benefit under, this Policy only if the Executive signs an amendment to his or her employment agreement providing that this Policy supersedes all severance and change-in-control provisions of his or her employment agreement.

7.2   Sole Severance Benefit. If any severance benefits and payments are payable to an Executive under this Policy, then such amounts will be the only severance benefits and payments that are due to Executive upon Executive's Constructive Termination; provided, however, that Executive may be eligible for vesting benefits with respect to Equity Awards granted on or after October 1, 2017 under the 2017 Policy to the extent available thereunder; provided, however, that there shall be no duplication of benefits or payments hereunder.

7.3   Mitigation. Executive will not be required to mitigate the amount of any payment contemplated by this Policy, nor will any earnings that Executive may receive from any other source reduce any such payment.

8.   LIMITATION ON BENEFITS

8.1   Treatment of Parachute Payments. To the extent that any of the payments and benefits provided for in this Policy or otherwise payable to Executive (the "Payments") constitute "parachute payments" within the meaning of Section 280G of the Code, the amount of such Payments shall be either:

  the full amount of the Payments, or

  a reduced amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code (the "Excise Tax"), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income and employment taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefit. In the event that any Excise Tax is imposed on the Payments, Executive will be fully responsible for the payment of any and all Excise Tax, and the Company will not be obligated to pay all or any portion of any Excise Tax.

8.2   Determination of Amounts. All computations and determinations called for by Section 8.1 shall be promptly determined and reported in writing to the Company and the Executive by independent public accountants or other independent advisors selected by the Company and reasonably acceptable to the Executive (the "Accountants"), and all such computations and determinations shall be conclusive and binding upon the Participant and the Company. For the purposes of such determinations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations. The Company shall bear all fees and expenses charged by the Accountants in connection with these services.

9.   ADMINISTRATION

The Policy will be administered by the Administrator. The Administrator may interpret the Policy, prescribe, amend and rescind rules and regulations under the Policy and make all other determinations necessary or advisable for the administration of the Policy, subject to all of the provisions of the Policy. The Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

10.   AMENDMENT OR TERMINATION

The Board will have the right to amend or terminate this Policy at any time in its sole discretion; provided, however that any amendment or termination reasonably determined to have an adverse effect on the then-eligible Executives (a) must be disclosed to the Executives at least three months prior to taking effect and (b) cannot take effect within three months before, on or within 12 months following any Change-in-Control. Unless earlier terminated, this Policy will terminate automatically on September 30, 2021 (the "Expiration Date"), and no benefits will be provided hereunder with respect to any termination of employment or Change-in-Control occurring after the Expiration Date; provided, however, that such benefits shall then be payable solely as provided in the 2017 Policy.

11.   NOTICES

11.1   Notice. Notices and all other communications contemplated by this Policy will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him/her at the home address which he/she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company's General Counsel.

11.2   Notice of Termination. Any Constructive Termination will be communicated by a notice of termination to the other party hereto given in accordance with Section 11.1 of this Policy. Such notice will indicate the specific termination provision in this Policy relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date.

12.   SECTION 409A

12.1   General. Any benefits payable under this Policy upon an Executive's termination will be interpreted to require that Executive experiences a "separation from service" (as such term is defined in Treasury regulations issued under Code Section 409A). Further, if Executive is a "specified employee" within the meaning of Code Section 409A at the time of his separation from service (other than due to Executive's death), then the severance benefits payable to Executive under this Policy that are considered deferred compensation under Section 409A and are due to Executive on or within the six-month period following his separation from service will accrue during such six-month period and will become payable (without interest) in a lump sum payment on the earlier of (a) the first payroll date that occurs on or after the date six months and one day following the date of Executive's separation from service and (b) the Executive's death. Each payment and benefit payable under this Policy is intended to constitute a separate payment for purposes of Treasury Regulations 1.409A-2(b)(2).

12.2   Reimbursements. Notwithstanding any other provision herein to the contrary, to the extent that any in-kind benefit or reimbursement arrangement provides for a payment that is considered deferred compensation under Section 409A, then such in-kind benefit or reimbursements will be made in accordance with Treasury Regulations 1.409A-3(i)(1)(iv) including: (a) the amount of such in-kind benefits provided in any calendar year and the amount of such expenses eligible for reimbursement in any calendar year will not affect the in-kind benefits to be provided or expenses eligible for reimbursement in any other calendar year; (b) in no event will any such expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses; and (c) in no event will any such right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit or payment.

12.3   Interpretation. The foregoing provisions are intended to comply with the requirements of Code Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding the foregoing, the Company makes no representations as to the tax compliance or treatment of any benefits payable under this Policy. The Company and Executive agree to work together in good faith to consider amendments to this Policy and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition.

13. MISCELLANEOUS

13.1   Choice of Law. The validity, interpretation, construction and performance of this Policy will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

13.2   Integration. Except as provided in Sections 7.1 or 7.2 of this Policy, this Policy represents the entire agreement and understanding between the parties as to the payment of severance or other benefits if Executive's employment with the Company terminates, including in Connection with a Change-in-Control, and supersedes all prior or contemporaneous agreements and the vesting provisions of any Equity Award, with respect to the subject matter of this Policy.

13.3   Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Policy will continue in full force and effect without said provision or portion of provision. The remainder of this Policy will be interpreted so as best to effect the intent of the Company and Executive.

13.4   Funding. The Company will not be required to fund or otherwise segregate assets to be used for the payment of any benefits under the Policy. The Company will make such payments only out of its general corporate funds, and therefore its obligation to make such payments will be subject to any claims of its other creditors.

13.5   Withholding. The Company may withhold all applicable taxes from payments or benefit due under this Policy.

8X8, INC.
AMENDED AND RESTATED EXECUTIVE CHANGE-IN-CONTROL
AND SEVERANCE POLICY

BENEFIT SCHEDULES AS OF OCTOBER 1, 2017

Tier	Change-in-Control Benefits	Change-in-Control Severance Benefits	Severance Benefits
Tier One Chief Executive Officer

Stock Performance-Based Equity Awards: Performance condition satisfied for 100% of shares subject to a per-share target price no higher than Transaction Price; any service-based vesting applies thereafter

TSR Performance-Based Equity Awards: Performance condition satisfied for that number of shares determined by relative appreciation of Company common stock through Change-of-Control date; any service-based vesting applies thereafter.

Cash: 100% of Base Salary + 100% of target Bonus

Benefits: 12 months after date of termination

Time-Based Equity Awards: 100% acceleration

Performance-Based Equity Awards: 100% acceleration for shares for which performance criteria deemed satisfied as Change-in-Control benefit

Cash: 150% of Base Salary + prorated % of earned Bonus, based on % of performance period before termination

Benefits: 18 months after date of termination

Time-Based Equity Awards: 12 months acceleration

Performance-Based Equity Awards: 0% acceleration

Tier Two Executive Vice Presidents	See Tier One

Cash: 100% of Base Salary + 0% of Bonus

Benefits: 12 months after date of termination

Time-Based Equity Awards: 100% acceleration

Performance-Based Equity Awards: 100% acceleration for shares for which performance criteria deemed satisfied as Change-in-Control benefit

Cash: 100% of Base Salary + pro-rated Bonus Benefits: 12 months after date of termination Time-Based Equity Awards: no acceleration Performance-Based Equity Awards: 0% acceleration

S-1

Tier Three Senior Vice Presidents	See Tier One

Cash: 100% of Base Salary + 0% of Bonus

Benefits: 12 months after date of termination

Time-Based Equity Awards: 100% acceleration

Performance-Based Equity Awards: 100% acceleration for shares for which performance criteria deemed satisfied as Change-in-Control benefit

Cash: 75% of Base Salary + pro-rated Bonus Benefits: 9 months after date of termination Time-Based Equity Awards: no acceleration Performance-Based Equity Awards: 0% acceleration

S-2